Exhibit 99.1

       Pediatrix Earns $1.10 Per Share for 2004 Fourth Quarter,
                  Introduces 2005 Quarterly Guidance

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Feb. 3, 2005--Pediatrix Medical Group, Inc. (NYSE:PDX) today reported its financial results for the three and 12 months ended December 31, 2004. Highlights for the fourth quarter include:

    -- Record revenue of $161 million as a result of contributions from the Company's acquisition efforts as well as strong same unit patient volume growth;

    -- Earnings per share of $1.10, which includes the positive impact of three cents per share related to the favorable settlement of a state tax dispute;

    --  Strong cash flow from operations, which exceeded $43 million.

    "Our results for the 2004 fourth quarter, as well as for the full year, reflect excellent progress in our strategy of building a comprehensive healthcare services organization focused on newborn, pediatric and maternal-fetal care," said Roger J. Medel, M.D., Chief Executive Officer of Pediatrix. "We have a durable business model with great opportunities for growth, both internally and through acquisition. We're expanding our national group practice by acquiring and integrating physician groups that are better able to focus on improving patient care because they have the benefit of our research and education efforts and they are relieved of many of the administrative burdens associated with running a group practice."
    For the three months ended December 31, 2004, net patient service revenue was $161.0 million, up 10 percent when compared to the same period of 2003. Revenue increased as a result of contributions from acquisitions made during the prior 12 months as well as from same unit revenue growth of 4.9 percent, which included strong same unit NICU patient volume growth of 8.2 percent.
    Operating income for the 2004 fourth quarter was $40.2 million, up 4 percent from $38.7 million for the comparable period. Operating margin of 25 percent for the three months ended December 31, 2004 was down as compared to the same period in 2003 because of a pronounced payor mix shift from third-party commercial payors to government payors that occurred during the 2004 third quarter. For the 2004 fourth quarter, the payor mix for patients cared for by Pediatrix's physicians was essentially unchanged from the 2004 third quarter.
    During the 2004 fourth quarter, Pediatrix recorded an income tax provision of $14.5 million. This provision includes a one-time state tax benefit of approximately $502,000 to settle a dispute related to taxes previously paid. In addition, Pediatrix recognized accrued interest income associated with that refund. The net effect of the refund and recognition of accrued interest on Pediatrix's earnings per share was an increase of three cents for the 2004 fourth quarter. This favorable settlement will not have any continuing impact on the Company's effective tax rate.
    Net income of $25.8 million for the 2004 fourth quarter was up 8 percent from the comparable period of 2003, and earnings per share of $1.10 was up 13 percent as a result of higher net income and the impact of Pediatrix's share repurchase program.
    During the 2004 fourth quarter, cash flow from operations was $43.4 million. Pediatrix used $92.7 million of its cash and amounts under its line of credit to complete the Company's authorized share repurchase program. In addition, Pediatrix invested $23.2 million to complete physician group practice acquisitions.
    Pediatrix had cash and cash equivalents of $17.0 million at December 31, 2004, and an outstanding balance of $54.0 million on its $150 million revolving credit facility.
    For the 12 months ended December 31, 2004, when compared to 2003, Pediatrix had record net patient service revenue of $619.6 million, up 12 percent; operating income of $156.2 million was up 14 percent; net income of $98.3 million increased by 17 percent; and earnings per share of $3.97 was up 16 percent.
    Pediatrix had cash flow from operations of $123.8 million for the 12 months ended December 31, 2004 and it purchased $150 million of its common stock and invested $64.9 million to acquire a total of 12 physician group practices.
    The Company continues to complete acquisitions during 2005, adding three practices so far this year that the Company expects to be accretive.
    Pediatrix re-affirms its previous 2005 earnings guidance, and introduces quarterly earnings per share guidance for the year, as follows:


          -------------------------------------------------
          First Quarter                      $0.91 to $0.93
          -------------------------------------------------
          Second Quarter                     $1.10 to $1.12
          -------------------------------------------------
          Third Quarter                      $1.25 to $1.28
          -------------------------------------------------
          Fourth Quarter                     $1.24 to $1.27
          -------------------------------------------------
            Total                            $4.50 to $4.60
          -------------------------------------------------

    In addition, Pediatrix expects that it will generate cash flow from operations of approximately $135 million for 2005.
    Pediatrix's earnings guidance does not consider the impact from the adoption of Financial Accounting Standard 123R, "Share-Based Payment", which will become effective for the Company beginning in the third quarter of 2005.

    Investor conference call

    Pediatrix Medical Group, Inc. will host an investor conference call to discuss the quarterly results at 11 a.m. (EST) today. During that call, members of Pediatrix's management team are expected to also discuss quarterly earnings guidance for 2005. The conference call Webcast may be accessed from the Company's website, http://www.pediatrix.com. A telephone replay of the conference call will be available from 2 p.m. Eastern Time today through midnight Eastern Time February 10, 2005 by dialing 800-475-6701, access code 767625. The replay will also be available at http://www.pediatrix.com.

    About Pediatrix

    Pediatrix was founded in 1979. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Its neonatal physicians provide services at more than 200 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 775 physicians in 31 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at http://www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors".


                     Pediatrix Medical Group, Inc.

                   Consolidated Statements of Income

                             Three months ended      12 months ended
                                December 31,           December 31,
                              2004      2003         2004       2003
                              ----      ----         ----       ----
                                (Unaudited)      (Unaudited)
                            (in thousands, except for per share data)
                            -----------------------------------------

Net patient service
 revenue                    $160,993  $145,782     $619,629  $551,197
                            --------  --------     --------  --------
Operating expenses:
    Practice salaries
     and benefits             91,406    80,318      350,354   310,778
    Practice supplies
     and other
      operating expenses       7,048     5,027       24,254    18,588
    General and
     administrative expenses  19,990    19,387       79,445    76,537
    Depreciation and
     amortization              2,355     2,357        9,353     8,405
                               -----     -----        -----     -----

Total operating expenses     120,799   107,089      463,406   414,308
                             -------   -------      -------   -------

Income from operations        40,194    38,693      156,223   136,889
                              ------    ------      -------   -------

Investment income                539       186          893       482
Interest expense                (441)     (230)      (1,295)   (1,372)
                                -----     -----      -------   -------

Income before income taxes    40,292    38,649      155,821   135,999
Income tax provision         (14,507)  (14,678)     (57,542)  (51,671)
                             --------  --------     --------  --------

Net income                   $25,785   $23,971      $98,279   $84,328
                             =======   =======      =======   =======

Per share data:
    Net income per common and
     common equivalent share
      (diluted)                $1.10     $0.97        $3.97     $3.43

    Weighted average shares
     used in computing net
     income per common and
     common equivalent share
      (diluted)               23,461    24,677       24,747    24,577



                       Balance Sheet Highlights
                                                   As of     As of
                                                  Dec. 31,  Dec. 31,
                                                    2004      2003
                                                  --------  --------
                                                 (Unaudited)

                                                    (in thousands)
Assets:
Cash & cash equivalents                            $16,972   $27,896
Accounts receivable, net                           107,860    94,213
Other current assets                                27,402    23,448
Other assets, property and equipment               636,655   572,037
                                                   -------   -------
Total assets                                      $788,889  $717,594
                                                   =======   =======

Liabilities and shareholders' equity:
Accounts payable & accrued expenses               $128,991  $111,974
Total debt                                          55,312     1,864
Other liabilities                                   33,555    31,378
                                                    ------    ------
Total liabilities                                  217,858   145,216
Shareholders' equity                               571,031   572,378
                                                   -------   -------
Total liabilities and shareholders' equity        $788,889  $717,594
                                                   =======   =======


                         Other Operating Data
                                                     12 months ended
                                                        December 31,
                                                      2004      2003
                                                      ----      ----
Number of:
Births                                              567,794   522,612
NICU Admissions                                      63,115    57,239
NICU Patient days                                 1,195,936 1,087,753


    CONTACT: Pediatrix Medical Group Inc., Fort Lauderdale
             Investor Relations
             Bob Kneeley, 954-384-0175, x-5300
             bob_kneeley@pediatrix.com